Letterhead of Pritchett, Siler & Hardy, P.C.



                                                                October 27, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements of FindWhat.com (formerly known as Collectibles America, Inc.) pertaining to our firm included under Item 14 of Form 10 filed on September 14, 1999 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.